Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Infinity Pharmaceuticals, Inc. Monique Allaire, 617-453-1105 Monique.Allaire@infi.com http://www.infi.com

INFINITY WELL-FINANCED TO ACHIEVE “I4 2012” LONG-TERM GOALS;

ANNOUNCES 2008 FINANCIAL RESULTS

— Infinity has sufficient capital to fund its current operating plan through 2012 —

CAMBRIDGE, Mass. – February 9, 2009 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today reiterated its “I4 2012” goals and long-term financial guidance, reviewed recent clinical and business achievements, and announced full year and fourth quarter 2008 financial results.

“We at Infinity are extremely proud of our recent accomplishments and, even more importantly, to be in the position to realize the full potential of our innovative pipeline as we move forward,” stated Steven H. Holtzman, chair and chief executive officer, Infinity. “As we begin 2009, Infinity has the financial strength to independently advance our clinical development programs, drive the U.S. commercialization of our oncology portfolio, and aggressively execute on our mission to bring important new medicines to patients. We are excited about these activities and believe that achieving these goals has the potential to bring significant improvement to the lives of patients with cancer while creating exceptional value for shareholders.”

Infinity today reiterated guidance that it has sufficient capital to fund its current operating plan through the end of 2012. The company also reiterated its “I4 2012” goals – the four major strategic achievements that Infinity expects will distinguish the company by 2012:

•	At least one marketed oncology product, commercialized by Infinity in the United States

•	Three oncology product candidates in global pivotal trials

•	Five or more product candidates in clinical development

•	A strong financial profile and exceptional value-creation

Fourth Quarter Research and Development Highlights

•

Initiated the RING trial—an international Phase 3 registration trial of IPI-504 (retaspimycin hydrochloride), its potential first-in-class heat shock protein 90 (Hsp90) inhibitor, in patients with refractory gastrointestinal stromal tumors (GIST);

•	Expanded both arms of the Phase 2 portion of its Phase 1/2 study of IPI-504 in patients with advanced non-small cell lung cancer (NSCLC) with final data anticipated in mid-2009;

•	Advanced the Phase 1b trial of IPI-504 in combination with Taxotere® (docetaxel) with preliminary data anticipated in mid-2009;

•	Advanced the Phase 1 trial of IPI-493, its oral Hsp90 inhibitor, in patients with advanced solid tumors;

•	Initiated a Phase 1 study of its oral Hedgehog signaling pathway inhibitor, IPI-926, in patients with advanced solid tumors; and

•	Selected IPI-940 as its clinical development candidate for neuropathic pain targeting fatty acid amide hydrolase (FAAH).

Fourth Quarter Business Highlights

In November 2008, Infinity entered into a global strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited focused on the research, development, and commercialization of Infinity’s early clinical and discovery programs, including Infinity’s novel Hedgehog pathway inhibitor, IPI-926. Through January 2009, entities associated with Purdue Pharma have invested a total of $75 million in Infinity equity and made available a $50 million line of credit that can be drawn upon starting April 1, 2009 for use by Infinity for any business purpose. In addition, Mundipharma and Purdue Pharma will provide research and development (R&D) funding for these programs that Infinity estimates may reach approximately $400 million if the funded research program extends for the full five-year period.

Under this alliance, Infinity will direct and lead all oncology discovery and development efforts on a worldwide basis. In addition, Infinity has the exclusive right to commercialize in the United States all oncology products successfully developed under these programs, and Mundipharma has the right to commercialize these products outside of the United States. Mundipharma is obligated to pay a double-digit percentage royalty to Infinity on sales outside of the United States, and Infinity is obligated to pay Mundipharma a single-digit percentage royalty on sales in the United States.

Also in the fourth quarter, Infinity announced that it regained from AstraZeneca all worldwide development and commercialization rights to its Hsp90 inhibitor program. As a result, Infinity now has U.S. commercial rights to its entire oncology portfolio.

Full Year 2008 Financial Highlights

•

At December 31, 2008, Infinity had total cash, cash equivalents, and available-for-sale securities of approximately $127 million. In early January 2009, Purdue Pharma made a second investment in Infinity of $30 million in conjunction with the global strategic alliance. This second equity investment amount is not reflected in 2008 year-end numbers.

•

Total revenues for 2008 were $83.4 million, comprised primarily of the remaining deferred revenue from the AstraZeneca collaboration, a milestone related to initiation of the RING trial, the remaining deferred revenue associated with the Novartis collaboration on Bcl-2, and reimbursable R&D activities related to the collaboration with Purdue Pharma.

•	R&D expense for 2008 was $47.5 million, reflecting increased activities in clinical and pharmaceutical development.

•

Net income for 2008 was $23.7 million, and basic and diluted earnings per share were $1.17 and $1.14, respectively, driven primarily by non-recurring revenue related to collaborations with AstraZeneca and Novartis.

Fourth Quarter 2008 Financial Results

Total revenue for the fourth quarter of 2008 was $67.0 million as compared to $5.3 million for the fourth quarter of 2007. Revenue in the fourth quarter of 2008 included $49.2 million for the recognition of the remaining deferred revenue related to the up-front license fee received from AstraZeneca under the companies’ collaboration, a $15 million milestone payment from AstraZeneca upon initiation of the RING trial, and $2.7 million in revenue from Mundipharma and Purdue Pharma for reimbursable R&D costs. In

December 2008, Infinity reacquired from AstraZeneca all worldwide development and commercialization rights to its Hsp90 inhibitor program. Pursuant to this arrangement, Infinity has no further performance obligations to AstraZeneca and will not recognize any further revenue from the up-front license fee in future periods.

R&D expense was $16.4 million for the fourth quarter of 2008 as compared to $10.0 million for the fourth quarter of 2007. The increase in R&D expense in the fourth quarter of 2008 is primarily due to higher clinical and pharmaceutical development expenses, and higher salary and benefit expense, partially offset by lower preclinical expenses. Reimbursable amounts from AstraZeneca under the cost-sharing provisions of the parties’ collaboration agreement incurred prior to Infinity’s reacquisition of its Hsp90 program on December 10, 2008 are recorded as a credit to R&D expense on Infinity’s statement of operations. Reimbursable amounts from AstraZeneca incurred following the reacquisition of the Hsp90 program are recorded as income from residual funding. Of the amounts reimbursable from AstraZeneca in the fourth quarter of 2008, $3.5 million was credited against R&D expense and $1.2 million was recorded as income from residual funding. Therefore, Infinity’s R&D expense of $16.4 million for the fourth quarter of 2008 reflects total R&D expenditures by Infinity of $19.9 million, less $3.5 million in reimbursable amounts from AstraZeneca.

General and administrative expense was $5.6 million for the fourth quarter of 2008 as compared to $4.6 million in the fourth quarter of 2007. The increase primarily reflects a growth in staffing resulting in an increase in salary and benefit expense, and an increase in external consulting and legal expenses.

Infinity’s net income for the fourth quarter of 2008 was $46.8 million as compared to a net loss of $7.8 million for the fourth quarter of 2007. Basic and diluted earnings per common share were $2.15 and $2.11 for the fourth quarter of 2008, respectively, compared to a basic and diluted net loss per common share of $0.40 for the fourth quarter of 2007.

Purdue Pharmaceutical Products L.P. and Purdue Pharma L.P, in connection with the global strategic alliance with Infinity, agreed to make available a $50 million line of credit to Infinity at the prime rate of interest, repayable early at Infinity’s election or as a balloon note in ten years on April 1, 2019. To reflect the benefit of this below-market interest rate, Infinity recorded a loan commitment asset of approximately $17 million and a corresponding increase to stockholders’ equity. The loan commitment asset will be amortized into interest expense over the ten year repayment period.

2009 Financial Guidance

Based on its 2009 R&D and business objectives, Infinity anticipates a year-end cash and investments balance of $122-$132 million, not including any amounts that Infinity may draw under its $50 million line of credit from Purdue Pharma.

Following the reacquisition of the Hsp90 program by Infinity, AstraZeneca remained obligated to fund an amount equivalent to its share of Hsp90 program costs for the ensuing six-month period. AstraZeneca and Infinity have recently agreed to settle these residual funding obligations through lump sum payments totaling $12.5 million. This $12.5 million will be recorded in the first quarter of 2009 as income from residual funding in Infinity’s statement of operations.

Conference Call on Monday, February 9, 2009, at 4:30 p.m. Eastern Time

Infinity management will host a conference call on Monday, February 9, 2009, at 4:30 p.m. EST to discuss the quarter results and provide an R&D update. A live webcast of the conference call, including the presentation slides, can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-877-741-4253 (domestic) and 1-719-325-4836 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the achievement of the I4 2012 goals; the presentation of preclinical and clinical data for IPI-504; amounts of research and development funding to be provided by Mundipharma and Purdue Pharma; estimates of 2009 financial performance; and the expectation that Infinity will have capital to support its current operating plan through 2012. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue Pharma will continue for its expected term or that it will fund Infinity’s programs as agreed, or that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; Infinity’s ability to meet its hiring objectives and build commercial capabilities; market acceptance of any products Infinity may successfully develop; Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; and Infinity’s reliance on the strategic alliance with Mundipharma and Purdue Pharma. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s registration statement on Form S-3 filed with the Securities and Exchange Commission on January 9, 2009. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Taxotere® is a registered trademark of sanofi-aventis llc.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2008	December 31, 2007
Cash, cash equivalents and available-for-sale securities	$126,771,687	$114,189,468
Other current assets	9,846,179	7,650,464
Property and equipment, net	5,320,439	5,984,711
Loan commitment asset and other long-term assets	18,679,203	1,899,961

Total assets	$160,617,508	$129,724,604

Current liabilities	$16,030,742	$24,742,562
Deferred revenue, less current portion	21,939,251	51,041,667
Other long-term liabilities and debt	2,352,048	2,797,472
Total stockholders’ equity	120,295,467	51,142,903

Total liabilities and stockholders’ equity	$160,617,508	$129,724,604

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Collaborative research and development revenue	$67,049,208	$5,259,321	$83,440,666	$24,536,350

Operating expenses:
Research and development	16,437,319	9,964,025	47,466,410	33,793,307
General and administrative	5,602,118	4,603,984	16,836,541	14,033,559

Total operating expenses	22,039,437	14,568,009	64,302,951	47,826,866

Income (loss) from operations	45,009,771	(9,308,688)	19,137,715	(23,290,516)

Other income/(expense):
Interest expense	(1,568)	(26,202)	(21,368)	(188,035)
Income from residual funding after reacquisition of Hsp90 program	1,195,586	—	1,195,586	—
Interest and investment income	568,058	1,484,944	3,342,424	6,580,664

Total other income/(expense)	1,762,076	1,458,742	4,516,642	6,392,629

Net income (loss)	$46,771,847	$(7,849,946)	$23,654,357	$(16,897,887)

Earnings (loss) per common share:
Basic	$2.15	$(0.40)	$1.17	$(0.87)

Diluted	$2.11	$(0.40)	$1.14	$(0.87)

Weighted average number of common shares outstanding:
Basic	21,766,857	19,628,653	20,236,743	19,511,485

Diluted	22,183,541	19,628,653	20,765,536	19,511,485

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